                             THIRD AMENDMENT TO LEASE

      THIS THIRD AMENDMENT TO LEASE ("Third Amendment") is made and entered into as of August 11, 1998, by and between WHMNY REAL ESTATE LIMITED PARTNERSHIP, a Delaware limited partnership ("Landlord"), and EARTHLINK NETWORK, INC., a Delaware corporation ("Tenant").

                                    RECITALS

     A. ORIGINAL LEASE. Pursuant to that certain Office Lease dated September 26, 1996 (the "Original Lease"), Landlord's predecessor in interest, The Mutual Life Insurance Company of New York ("MONY"), leased to Tenant certain premises in Suite 100 consisting of the first floor (the "Original Premises") of the building located at 2947 Bradley Street, Pasadena, California, 91107 (the "Building").

     B. FIRST AMENDMENT. The Original Lease was amended by that certain First Amendment to Lease (the "First Amendment") dated February 1997, and by the following letter agreements, each by and between MONY and Tenant: that certain letter agreement dated October 8, 1996 (regarding the letter of credit); that certain letter agreement dated October 10, 1996 (regarding submetering of utilities); that certain letter agreement dated November 18, 1996 (regarding modification to parabolic light fixtures); and that certain letter agreement dated February 24, 1997 (regarding payment for submeters) (collectively, the "Letter Agreements").

     C. SECOND AMENDMENT. The Original Lease was further amended to confirm the size of the Original Premises by that certain Second Amendment to Lease (the "Second Amendment") dated February 1997, by and between MONY and Tenant.

     D. EXISTING LEASE. The Original Lease, as amended by the First Amendment, the Letter Agreements, and the Second Amendment, is referred to herein as the "Existing Lease."

     E. LEASE. The Existing Lease, as amended by this Third Amendment, is referred to herein as the Lease.

     F. PURPOSE. Landlord and Tenant desire to further amend the Existing Lease as set forth herein.

                                   AGREEMENT

     NOW, THEREFORE, for good and valuable consideration, the receipt and adequacy of which are hereby mutually acknowledged, Landlord and Tenant hereby agree as follows:

     1. PREMISES. The description of the Premises set forth in the Existing Lease is hereby amended by adding the following:

          Landlord hereby leases to Tenant and Tenant hereby leases from Landlord the lobby area on the first floor and the entire second floor of the Building (the "First Additional Premises"), as shown on the floor plan attached hereto as
          Exhibit "A."   Unless otherwise expressly provided to the
          contrary herein, on and after the First Additional Premises Commencement Date (defined below) the term "Premises" as used in this Lease shall consist of the Existing Premises (the entire first floor) and the First Additional Premises (the first floor lobby and the entire second floor), for a total of approximately 110,497 rentable square feet, and shall be commonly referred to as Suite 100. Except as otherwise provided in this Third Amendment, the First Additional Premises shall be leased by Tenant on the same terms and conditions as are applicable from time to time to the Existing Premises.

     2. TERM. The description of the term set forth in the Existing Lease is hereby amended by adding the following:

          The term of this Lease with respect to the First Additional Premises shall commence on October 1, 1998 (the "First Additional Premises Commencement Date"), shall run concurrently with the remaining term of the Existing Lease, and shall terminate on February 13, 2007. Notwithstanding the foregoing to the contrary, upon the full execution of this Third Amendment by Landlord and Tenant, and until the First Additional Premises Commencement Date, Tenant shall have the right to occupy the First Additional Premises, subject to all of the provisions of this Lease excepting only those requiring the payment of Rent respecting the First Additional Premises.

     3. MONTHLY RENTAL. Section IVA of the Original Lease, Exhibit D attached to the Original Lease, and paragraph 3c of the Second Amendment are hereby amended by adding the following:

          Tenant agrees to pay to Landlord, as Monthly Rental for the Existing Premises and the First Additional Premises, the amounts set forth below per month for the time periods set forth below payable on the first day of each calendar month without offset or deduction during the term of this Lease.


                      EFFECTIVE DATES         MONTHLY RENTAL
                      ---------------         --------------
                      10/01/1998-09/30/1999    $ 92,071.00
                      10/01/1999-01/31/2002    $147,081.00
                      02/01/2002-02/28/2002    $153,294.00
                      03/01/2002-12/31/2003    $158,046.00
                      01/01/2004-01/31/2007    $167,307.00
                      02/01/2007-02/13/2007    $ 72,499.70

     4. COMMON OPERATING COSTS. Section IQ of the Original Lease, and paragraph 3b of the Second Amendment are hereby amended by adding the following:

          On and after the First Additional Premises Commencement
          Date, Tenant's Proportionate Share of Common Operating Costs shall be 100%.

     5. PARKING. As of the First Additional Premises Commencement Date, Tenant shall have the exclusive use of the entire Building, including its parking lot, and Tenant shall have no obligation to pay rent for the use of the spaces in such lot.

     6. SECURITY DEPOSIT. Section IL of the Original Lease, and Section XXXV.D of the Addendum attached to the Original Lease, are hereby amended by adding the following:

          On or before the First Additional Premises Commencement
          Date, Tenant shall deliver a new Letter of Credit from no more than two (2) banks in the aggregate amount of $1,000,000.00 as security for Tenant's full and faithful performance of its obligations and payments due under this Lease (the "New
          Letter of Credit"). Once the New Letter of Credit is delivered to Landlord, the existing Letter of Credit in effect at the time of execution of this Third Amendment (the "Existing Letter of Credit") shall be cancelled and shall be of no further force or effect. Upon execution of this Third Amendment by Landlord and Tenant, Landlord shall deliver the Existing Letter of Credit to the bank that issued same, to be held in trust by such bank pending the issuance of the New Letter of Credit and the subsequent cancellation of the Existing Letter of Credit. All terms of
          Section XXXV.D of the Addendum to the Original Lease respecting the Existing Letter of Credit shall apply to the New Letter of Credit, with the following exceptions: the Anniversary Dates shall be measured from the First Additional Premises Commencement Date, and the aggregate amount of the New Letter of Credit shall be reduced by $120,000.00 yearly on the Anniversary Dates, as set forth below:


                                               AMOUNT OF RENEWED
                   ANNIVERSARY DATES           NEW LETTER OF CREDIT
                   -----------------           --------------------
                   10/01/1998                  $1,000,000.00
                   10/01/1999                  $  880,000.00
                   10/01/2000                  $  760,000.00
                   10/01/2001                  $  640,000.00
                   10/01/2002                  $  520,000.00
                   10/01/2003                  $  400,000.00
                   10/01/2004                  $  280,000.00
                   10/01/2005                  $  160,000.00
                   10/01/2006-02/13/2007       $   40,000.00


     7. TENANT IMPROVEMENT ALLOWANCE. Landlord shall provide Tenant with a Tenant Improvement Allowance in the amount of $1,231,900.00 (the "Tenant Improvement Allowance") to be applied towards the cost of the work to be performed within the Premises by Tenant (the "Tenant Improvements"), in accordance with the Work Letter attached hereto as Exhibit "B." Landlord and Tenant acknowledge and agree that on or before March 31, 2000, the entire Tenant Improvement Allowance must be used for the Tenant Improvement Costs (as defined in the Work Letter), and any unused amount after such date shall be retained by Landlord.

     8. EXPANSION OPTIONS. Sections XXXV.A(1) and XXXV.A(2) of the Addendum to the Original Lease are hereby deleted in their entirety and Landlord and Tenant acknowledge that Tenant has no right to further expand in the Building.

     9. BROKERS. Neither Landlord nor Tenant has dealt with any broker or agent in connection with the negotiation or execution of this Third Amendment, other than Insignia/ESG and Ramsey-Shilling Commercial Real Estate Services, Inc. ("RSCO"). Landlord shall pay Insignia/ESG a commission in the amount of three percent (3%) for months 1 through 60, and one and one-half percent (1-1/2%) for months 61 through 101, in accordance with a separate listing agreement, and shall pay RSCO a commission in the amount of four percent (4%) for months 1 through 60, and two percent (2%) for months 61 through 101, in accordance with a separate commission agreement originally by and between MONY and RSCO, and assumed by Landlord. Tenant and Landlord shall each indemnify the other against all costs, expenses, attorney fees, and other liability for commissions or other compensation claimed by any broker or agent claiming the same by, through, or under the indemnifying party.

     10. FULL FORCE AND EFFECT. Except as expressly amended by this Third Amendment, the Existing Lease shall remain in full force and effect for the entire remaining term and any extensions thereof.

     IN WITNESS WHEREOF, the parties hereto have executed this Third Amendment effective as of the date first written above.

LANDLORD:                     WHMNY REAL ESTATE LIMITED
                              PARTNERSHIP, a Delaware limited partnership

                              By:  WHMNY GEN-PAR, INC., a Delaware
                                   corporation, General Partner


                              By:
                                  ------------------------------------
                                  Name:     Nancy M. Haag
                                  Title:    Assistant Vice President

TENANT:                       EARTHLINK NETWORKS, INC.
                              a Delaware corporation

                              By:
                                  -------------------------------------
                              Name:
                                      ---------------------------------
                              Title:
                                      ---------------------------------


                              By:
                                  -------------------------------------
                              Name:
                                      ---------------------------------
                              Title:
                                      ---------------------------------

                                  EXHIBIT "A"

                   DESCRIPTION OF FIRST ADDITIONAL PREMISES



                             [DIAGRAM OF 2ND FLOOR]



 [LOGO] INSIGNIA                                 2ND FLOOR
 COMMERICIAL GROUP, INC.
 FOR LEASING INFORMATION               2947 BRADLEY STREET, PASADENA, CA
 CALL CONAN COTRELL AT (310)235-3037

                                  EXHIBIT "B"

                                  WORK LETTER
                         (TENANT IMPROVEMENT ALLOWANCE)

     This Work Letter is attached to and made a part of that certain Third Amendment to Lease dated as of August 11, 1998 ("Third Amendment") by and between Landlord and Tenant for the First Additional Premises consisting of the lobby area on the first floor and the second floor of the Building located at 2947 Bradley Street, Pasadena, California, 91107.

1. APPLICATION OF EXHIBIT. Capitalized terms used and not otherwise defined herein shall have the same definitions as set forth in the Existing Lease. The provisions of this Work Letter shall apply to the planning and completion of leasehold improvements to be constructed by Tenant (the "Tenant Improvements") for the build-out of the First Additional Premises, as more fully set forth herein.

2.   LANDLORD AND TENANT PRE-CONSTRUCTION OBLIGATIONS.

     (a) PRELIMINARY PLANS. Tenant shall cause Wirt Design Group ("Tenant's Architect") to prepare preliminary space plans for the Tenant Improvements (the "Preliminary Plans"), which shall include, without limitation, sketches and/or drawings showing locations of doors, partitioning, electrical fixtures, outlets and switches, plumbing fixtures, floor loads and other requirements, and a list of all specialized installations and improvements and upgrade specifications determined by Tenant as required for its use of the First Additional Premises. It is contemplated that the Tenant Improvements will be completed in several phases as such space is needed by Tenant, and that separate Preliminary Plans and Working Drawings will be prepared for each phase of such work. The Preliminary Plans and Working Drawings shall be reviewed by Landlord's Architect and the cost thereof shall be paid by Landlord and included within the Tenant Improvement Allowance; provided that the total sum for such review that will be deducted from the Tenant Improvement Allowance shall in no event exceed $900.00, determined as follows: $400.00 for architectural review, and $500.00 for mechanical, electrical, plumbing and structural review. Landlord and Landlord's Architect shall be entitled, in all respects, to rely upon all information supplied by Tenant regarding the Tenant Improvements. The costs associated with Tenant's Architect's preparation of the Preliminary Plans shall be borne by Tenant and paid as set forth in Sections 5 and 6 of this Work Letter.

     (b) APPROVAL OF PRELIMINARY PLANS. Tenant or Tenant's Architect shall submit the Preliminary Plans to Landlord for Landlord's review and approval, which approval shall not be unreasonably withheld, delayed or conditioned. Landlord shall notify Tenant within five (5) business days after delivery thereof if the Preliminary Plans are approved. If Landlord withholds approval, Landlord shall so notify Tenant and specify the reasons for withholding such approval. If the Preliminary Plans are not approved, then within five (5) days after receipt of such notice, Tenant's Architect shall make all necessary revisions to the Preliminary Plans and submit two (2) copies thereof to Landlord for its final review and approval, which approval shall not be unreasonably withheld, delayed or conditioned, and shall be given within five (5) business days thereafter. If no response is given by Landlord within the five (5) business day period, approval shall be deemed.

     (c) WORKING DRAWINGS. Within thirty (30) days following the Preliminary Plans Approval Date, Tenant's Architect shall prepare working drawings (the "Working Drawings") for the Tenant Improvements based upon the approved Preliminary Plans. The Working Drawings shall include architectural, necessary mechanical and electrical construction drawings for the Tenant Improvements based on the Preliminary Plans. Notwithstanding the Preliminary Plans, in all cases the Working Drawings (i) shall be subject to Landlord's final approval, which approval shall not be unreasonably withheld, delayed, or conditioned, (ii) shall not be in conflict with building codes for the City of Pasadena ("City") or County of Los Angeles ("County") or with insurance requirements for a fire resistive building, and (iii) shall be in a form satisfactory to appropriate governmental authorities responsible for issuing permits and licenses required for construction. The costs associated with preparation of the Working Drawings shall be borne by Tenant and paid as set forth in Sections 5 and 6 of this Work Letter.

     (d) APPROVAL OF WORKING DRAWINGS. Tenant or Tenant's Architect shall submit the Working Drawings to Landlord for its review and approval, which shall not be unreasonably withheld. Landlord shall notify Tenant within five
(5) business days after delivery thereof if the Working Drawings are approved. If Landlord withholds approval, Landlord shall so notify Tenant and specify the reasons for withholding such approval. If the Working Drawings are not approved, within five (5) days after receipt of Landlord's notice, Tenant's Architect shall make all necessary revisions to the Working Drawings and submit two (2) copies thereof to Landlord for its final review and approval, which approval shall not be unreasonably withheld, delayed or conditioned and shall be given within five (5) days thereafter. If no response is given by Landlord within the five (5) day period, approval shall be deemed. Concurrently with the above review and approval process, Tenant may submit all plans and specifications to City and other applicable governmental agencies in an attempt to expedite City approval and issuance of all necessary permits and licenses to construct the Tenant Improvements as shown on the Working Drawings. Any changes which are required by City or other governmental agencies shall be immediately submitted to Landlord for Landlord's review and reasonable approval, and to Tenant for Tenant's review and approval.

     (e) SCHEDULE OF CRITICAL DATES. Set forth on Exhibit "B-1" attached hereto below is a schedule of certain probable dates relating to Landlord's and Tenant's respective obligations for the design and construction of the Tenant Improvements. Such dates and the respective obligations of Landlord and Tenant are more fully described elsewhere in this Work Letter. The purpose of the schedule is to provide a reference for Landlord and Tenant so as to make certain the Final Approval Date occurs for each particular phase of the work as set forth herein. Following the Final Approval Date for each phase Tenant shall commence construction of the Tenant Improvements for that particular phase of the work as set forth in Section 4 below.

3. BUILDING PERMIT. After the Final Approval Date for each phase has occurred, Tenant shall, if Tenant has not already done so, submit the Working Drawings to the appropriate governmental body or bodies for final plan checking and a building permit. Tenant, with Landlord's cooperation, shall cause to be made any change in the Working Drawings necessary to obtain the building permit; provided, however, after the Final Approval Date, no changes shall be made to the Working Drawings without the prior written approval of both Landlord and Tenant, and then only after agreement by Tenant to pay any excess costs resulting from such changes. Tenant may direct Landlord to pay such excess costs out of the Tenant Improvement Allowance to the extent available.

4.  CONSTRUCTION OF TENANT IMPROVEMENTS.

     (a) CONSTRUCTION. After the Final Approval Date has occurred and a building permit for the work has been issued, Tenant shall select a licensed general contractor ("Contractor") subject to Landlord's approval, which approval shall not be unreasonably withheld, delayed or conditioned and Tenant shall notify Landlord of same upon its selection. Tenant shall enter into a construction contract ("Construction Contract") with the Contractor, who shall cause the construction of the Tenant Improvements to be carried out in substantial conformance with the Working Drawings in a good and workmanlike manner using first-class materials. The Contractor and Tenant's Agents (defined in Section 5(c) below) shall abide by all reasonable rules and regulations of Landlord (copies of which have been given to Tenant) with respect to the construction of the Tenant Improvements. The costs associated with the construction of the Tenant Improvements shall be borne by Tenant and paid as set forth in Sections 5 and 6 of this Work Letter. Tenant shall see that the construction complies with all applicable building, fire, health, and sanitary codes and regulations, the satisfaction of which shall be evidenced by a certificate of occupancy for the Premises.

     (b) NOTICE OF COMPLETION. Within ten (10) business days after the issuance of the permanent or temporary certificate of occupancy for the Tenant Improvements, Tenant shall cause a Notice of Completion to be recorded in the office of the Recorder of the County of Los Angeles in accordance with Section 3093 of the Civil Code of the State of California or any successor statute, and shall furnish a copy thereof to Landlord upon such recordation.

5.   TENANT IMPROVEMENT ALLOWANCE.

     (a) TENANT IMPROVEMENT ALLOWANCE. Landlord shall provide Tenant with an allowance in the amount of $1,231,900.00 ("Tenant Improvement Allowance") towards the cost of the design, purchase and construction of the Tenant Improvements, including without limitation design, engineering and consulting fees (collectively, the "Tenant Improvement Costs"). The Tenant Improvement Allowance shall be used for payment of the following Tenant Improvement Costs:

          (i) Preparation by Tenant's Architect of all necessary documents in connection with the Tenant Improvements, including without limitation the Preliminary Plans and the Working Drawings as provided in Section 2 of this Work Letter, and all fees charged by City (including without limitation fees for building permits and plan checks) in connection with construction of the Tenant Improvements in the First Additional Premises;

          (ii) Construction work for completion of the Tenant Improvements as reflected in the Construction Contract including, without limitation, testing and inspection costs, freight elevator charges, utility usage, and trash removal costs;

          (iii) All contractor's charges, general conditions, reasonable performance bond premiums and construction fees;

          (iv) The cost of any changes in the Base Building when such changes are required by the Construction Drawings (including all direct architectural and/or engineering fees and expenses incurred in connection therewith);

          (v) The cost of any changes to the Construction Drawings or Tenant Improvements required by applicable Law;

          (vi) Any other expenses incurred by Tenant in making the Premises ready for its occupancy, including without limitation carpeting, wiring, communication systems and furnishings; and

     (b) DISBURSEMENT OF TENANT IMPROVEMENT ALLOWANCE AND EXCESS COSTS. During the construction of the Tenant Improvements, Landlord shall make monthly disbursements of the Tenant Improvement Allowance for Tenant Improvement Costs for the benefit of Tenant and shall authorize the release of monies for the benefit of Tenant as set forth below. Landlord and Tenant acknowledge and agree that on or before March 31, 2000, the entire Tenant Improvement Allowance must be disbursed for the payment of Tenant Improvement Costs and any Tenant Improvement Allowance remaining on April 1, 2000 shall be retained by Landlord.

          (i) MONTHLY DISBURSEMENTS. On or before the tenth (10th) day of each calendar month, as determined by Landlord, during the construction of the Tenant Improvements, Tenant shall deliver to Landlord as appropriate:
(i) a request for payment of the "Contractor," as that term is defined in
Section 4 of this Work Letter, approved by Tenant, in a form reasonably approved by Landlord, showing the schedule, by trade, of percentage of completion of the Tenant Improvements in the Premises, detailing the portion of the work completed and the portion not completed; (ii) invoices from all of "Tenant's Agents" (as defined in Section 5(c) below), for labor rendered and materials delivered to the Premises for the applicable payment period;
(iii) executed conditional mechanic's lien releases from all of Tenant's Agents which shall comply with the appropriate provisions, as reasonably determined by Landlord, of California Civil Code Section 3262(d); and

(iv) all other information reasonably requested by Landlord. Tenant's request for payment shall be deemed Tenant's acceptance and approval of the work furnished and/or the materials supplied as set forth in Tenant's payment request. Thereafter, Landlord shall deliver a check to Tenant made jointly payable to Contractor and Tenant in payment of the amounts so requested by Tenant, as set forth in this Section 5(b), above, less a ten percent (10%) retention (the aggregate amount of such retentions to be known as the "Final Retention"), provided that Landlord does not reasonably dispute any request for payment based on non-compliance of any work with the approved Working Drawings, or due to any substandard work or for any other reason. Landlord's payment of such amounts shall not be deemed Landlord's approval or acceptance of the work furnished or materials supplied as set forth in Tenant's payment request.

          (ii) FINAL RETENTION. Subject to the provisions of this Work Letter, a check for the Final Retention payable jointly to Tenant and Contractor shall be delivered by Landlord to Tenant following the completion of construction of the Premises, provided that (i) Tenant delivers to Landlord properly executed mechanics lien releases in compliance with both California Civil Code Section 3262(d)(2) and either Section 3262(d)(3) or
Section 3262(d)(4), (ii) Landlord has reasonably determined that no substandard work exists which adversely affects the mechanical, electrical, plumbing, heating, ventilating and air conditioning, life-safety or other systems of the Building, the curtain wall of the Building, the structure or exterior appearance of the Building, or any other tenant's use of such other tenant's leased premises in the Building, and (iii) Tenant's Architect delivers to Landlord a certificate, in a form reasonably acceptable to Landlord, certifying that the construction of the Tenant Improvements in the Premises has been substantially completed.

     (c) TENANT'S AGENTS. All subcontractors, laborers, materialmen and suppliers used by Tenant (such subcontractors, laborers, materialmen and suppliers and the Contractor to be known collectively as "Tenant's Agents") must be approved in writing by Landlord, which approval shall not be unreasonably withheld, delayed or conditioned.

6. COSTS IN EXCESS OF TENANT IMPROVEMENT ALLOWANCE AT TENANT'S EXPENSE. Tenant shall pay the excess of the Tenant Improvement Costs over the amount of the Tenant Improvement Allowance available to defray such costs. Concurrent with the final plan checking referred to in Section 3 of this Work Letter, Tenant shall prepare and submit to Landlord a written estimate of the amount of the remaining Tenant Improvement Costs and the amount of the Tenant Improvement Allowance still available to defray such costs (after preparation of the Preliminary Plans and Working Drawings). If such estimate exceeds the Tenant Improvement Allowance then still available, Tenant shall pay for all such excess costs ("Excess Costs"), in coordination with the monthly disbursement schedule outlined in Section 5(b), by paying to Landlord twenty
(20) days prior to each disbursement by Landlord the amount(s) Landlord needs to pay each such monthly and final disbursement pursuant to Section 5(b). In the event the Tenant Improvement Costs are less than the Tenant Improvement Allowance, the difference shall be retained by Landlord.

7. CHANGE ORDERS. Tenant may from time to time request and obtain change orders during the course of construction provided that: (i) each such request shall be reasonable, shall be in writing and signed by or on behalf of Tenant, and shall not result in any structural change in the Building, as reasonably determined by Landlord except as contemplated by the approved Working Drawings, and (ii) all additional charges and costs, including without limitation architectural and engineering costs, construction and material costs, and processing costs of any governmental entity shall be paid out of the Tenant Improvement Allowance, to the extent available, and otherwise shall be the sole and exclusive obligation of Tenant, and shall be paid by Tenant to Landlord within twenty (20) days after Landlord's request therefor.

8. TENANT DELAYS. In no event shall the Commencement Date of the Third Amendment with respect to the First Additional Premises be extended or delayed.

9. TRADE FIXTURES AND EQUIPMENT. Tenant acknowledges and agrees that Tenant is solely responsible for obtaining, delivering and installing in the First Additional Premises all necessary and desired furniture, trade fixtures, equipment and other similar items, and that Landlord shall have no responsibility whatsoever with regard thereto. Tenant further acknowledges and agrees that neither the Commencement Date of the Third Amendment nor the payment of Rent shall be delayed for any period of time whatsoever due to any delay in the furnishing of the First Additional Premises with such items.

10. FAILURE OF TENANT TO COMPLY. Any failure of Tenant to comply with any of the provisions contained in this Work Letter shall be deemed a default under the Third Amendment. In addition to the remedies provided to Landlord in this Work Letter upon the occurrence of such a default by Tenant, Landlord shall have all remedies available at law or equity against a defaulting tenant pursuant to a written contract, including but not limited to those set forth in the Third Amendment.

11. INSPECTION BY LANDLORD. Landlord shall have the right to inspect the Tenant Improvements at all times; provided, however, that Landlord's failure to inspect the Tenant Improvements shall in no event constitute a waiver of any of Landlord's rights hereunder, nor shall Landlord's inspection of the Tenant Improvements constitute Landlord's approval of the same. Should Landlord reasonably disapprove any portion of the Tenant Improvements, Landlord shall notify Tenant in writing of such disapproval and shall specify the items disapproved. Any defects or deviations in, and/or disapproval by Landlord of, the Tenant Improvements shall be rectified, if necessary, by Tenant at no expense to Landlord; provided, however, that in the event Landlord determines that a defect or deviation exists or disapproves of any matter in connection with any portion of the Tenant Improvements and such defect, deviation or matter might adversely affect the mechanical, electrical, plumbing, heating, ventilating and air-conditioning or life-safety systems of the Building, the structure or exterior appearance of the Building or any other tenant's use of such other tenant's leased premises, Landlord may, after first requesting Tenant to cure such default, deviation and/or matter, take such action as Landlord reasonably deems necessary, at Tenant's expense and without incurring any liability on Landlord's part, to correct any such defect, deviation and/or matter, including, without limitation, causing the cessation of performance of the construction of the Tenant Improvements until such time as the defect, deviation and/or matter is corrected to Landlord's reasonable satisfaction.

12.  MISCELLANEOUS.

     (a) TENANT'S REPRESENTATIVE. Tenant has designated Wirt Design Group as its sole representative with respect to the matters set forth in this Work Letter, who, until further notice to Landlord, shall have full authority and responsibility to act on behalf of the Tenant as required in this Work Letter.

     (b) LANDLORD'S REPRESENTATIVE. Landlord has designated Insignia/ESG as its sole representative with respect to the matters set forth in this Work Letter, who, until further notice to Tenant, shall have full authority and responsibility to act on behalf of the Landlord as required in this Work Letter.

     (c) TIME OF THE ESSENCE. Unless otherwise indicated, all references herein to a "NUMBER OF DAYS" shall mean and refer to calendar days. In all instances where Tenant is required to approve or deliver an item, if no written notice of approval is given or the item is not delivered within the stated time period, then Tenant shall be deemed to have approved the same.

                                 EXHIBIT B-1

                              SCHEDULE OF DATES